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                                                                     Exhibit 4.6


                                   CERTIFICATE



                  I, Seth R. Johnson hereby certify that:

                  1. I am the duly elected, qualified and acting Vice President
- Chief Financial Officer of Abercrombie & Fitch Co., a Delaware corporation (the "Company").

                  2. In an Action Without a Meeting effective as of April 15, 1999, the Board of Directors of the Company declared a distribution in the form of a stock split (the "Stock Split") of the shares of Class A Common Stock, $0.01 par value (the "Common Stock"), of the Company whereby one (1) additional share of Common Stock will be distributed on or about June 15, 1999, for each share of Common Stock outstanding or held in treasury on May 25, 1999.

                  3. Pursuant to Section 11(p) of that certain Rights Agreement, dated as of July 16, 1998, as amended by that certain Amendment No. 1 to Rights Agreement, dated as of April 21, 1999 (the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent ("First Chicago"), the number of Rights (the "Rights") representing the right to purchase one one-thousandth of a share of Series A Participating Cumulative Preferred Stock, $1.00 par value (the "Preferred Stock"), of the Company associated with each of the shares of Common Stock outstanding


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as of the close of business on May 25, 1999, or issued or delivered thereafter prior to the "Distribution Date" (as defined in the Rights Agreement), is to be proportionately adjusted.

                  4. Immediately prior to the Stock Split, 51,650,000 shares of Common Stock were outstanding and immediately following the Stock Split 103,300,000 shares of Common Stock will be outstanding. As a result, the number of Rights to be associated with each share of Common Stock following the Stock Split will be .50.

                  5. This Certificate has been prepared in accordance with
Section 12 of the Rights Agreement and may be relied upon by First Chicago, as the Rights Agent, and by each transfer agent of the Company's Preferred Stock and Common Stock.

                  IN WITNESS WHEREOF, I have hereunto signed my name this 27th day of May, 1999.


                                               /s/ Seth R. Johnson
                                               ---------------------------------
                                               Seth R. Johnson, Vice President -
                                               Chief Financial Officer of
                                               Abercrombie & Fitch Co.




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